SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 10, 2017 (October 3, 2017)
Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1550 Market St. #350

Denver, CO 80202
(Address of Principal Executive Offices, Zip Code)

(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 3, 2017, Red Lion Hotels Corporation, doing business as RLH Corporation, (the “company”) and its wholly-owned subsidiary TicketsWest.com, Inc. (“TicketsWest”) completed the sale of certain specified liabilities and substantially all of the assets of TicketsWest, including ticketing agreements and engagement agreements with various entertainment venues, teams and artists located throughout the Western United States, to Paciolan, LLC (the “Asset Sale”) for a preliminary purchase price, before transaction costs, of $6.0 million. The final purchase price is subject to a working capital adjustment, which is expected to be finalized within 165 days of the closing date. The accrued third party ticketing liability was $8.2 million as of the close date and was included as part of the Asset Sale. As a result of the transaction, the company’s cash balance decreased by $2.9 million upon completion of the Asset Sale, with $0.6 million in escrow on its balance sheet as of the close date.

Item 7.01. Regulation FD Disclosure.

A copy of the company’s press release, dated October 3, 2017, announcing the completion of the sale is furnished as Exhibit 99.1 hereto.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect the deconsolidation of the TicketsWest business, including WestCoast Entertainment, (comprising the Entertainment reportable segment):

	Six Months Ended	Year Ended December 31,
	June 30, 2017	2016	2015	2014
	(in thousands)
Adjusted EBITDA - as previously reported	$8,536	$19,472	$12,463	$13,350

Less: Deconsolidation of the Entertainment Segment	(260)	(2,243)	(986)	(2,348)

Pro Forma Adjusted EBITDA	$8,276	$17,229	$11,477	$11,002

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA and Adjusted EBITDA are commonly used measures of performance in our industry. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and, in particular, Adjusted EBITDA differently.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro forma financial information.

The unaudited pro forma condensed statements of operations of the company for the years ended December 31, 2016, 2015 and 2014 and for the six months ended June 30, 2017, unaudited pro forma condensed balance sheet as of June 30, 2107, and the notes related thereto are filed as Exhibit 99.2 to this amendment and are incorporated in their entirety herein by reference.

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press release dated October 3, 2017.

99.2	Unaudited pro forma condensed statements of operations of Red Lion Hotels Corporation for the years ended December 31, 2016, 2015 and 2014 and for the six months ended June 30, 2017, unaudited pro forma condensed balance sheet as of June 30, 2017, and the notes related thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Date: October 10, 2017	By:	/s/ Douglas L. Ludwig
Douglas L. Ludwig Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)